EXHIBIT 4.2
                       NEXTEL COMMUNICATIONS, INC.


                                  and


                          THE BANK OF NEW YORK,
                               as Trustee

                        THIRD SUPPLEMENTAL INDENTURE

                          Dated as of June 13, 1997


                                      To

                   The Indenture Dated as of February 15, 1994
                    Between NEXTEL Communications, Inc. and
                   The Bank of New York, as Trustee, Relating to
              $1,126,435,000 Aggregate Principal Amount at Maturity
                   of Senior Redeemable Discount Notes due 2004


ATMAIN02 Doc:189514_3                                              Nextel 2004

                          THIRD SUPPLEMENTAL INDENTURE

          THIS THIRD SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") is made as of the 13th day of June, 1997, between Nextel Communications, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee").

                              RECITALS OF THE COMPANY

         WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of February 15, 1994, as heretofore amended (the "Indenture"); and

         WHEREAS, pursuant to the Indenture, the Company issued and the Trustee authenticated and delivered $1,126,435,000 aggregate principal amount at maturity of the Company's Senior Redeemable Discount Notes due 2004 (the "Securities"); and

         WHEREAS, the Company desires to make certain modifications to the provisions of the Indenture and to transfer to an Unrestricted Subsidiary all of the equity interest of Clearnet Communications, Inc. ("Clearnet") that is held directly by the Company on the date hereof (the "Clearnet Transfer"); and

         WHEREAS, Section 902 of the Indenture provides that with the consent of the Holders of not less than a majority in principal amount at Stated Maturity of the Securities at the time Outstanding (the "Requisite Amendment Consents"), the Company, when authorized by a resolution of its Board of Directors, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding provisions to, changing or eliminating certain provisions of the Indenture, subject to certain exceptions specified in Section 902 of the Indenture; and

         WHEREAS, the Company has obtained the Requisite Amendment Consents to amend the Indenture in certain respects (the "Proposed Amendments"); and

         WHEREAS, Section 1018 of the Indenture provides that with the consent of Holders of at least a majority in principal amount at Stated Maturity of Securities at the time Outstanding (the "Requisite Waiver Consents"), the Company may omit to comply with certain provisions of the Indenture; and

         WHEREAS, the Company has obtained the Requisite Waiver Consents to waive compliance with certain provisions of the Indenture in connection with the Clearnet Transfer (the "Proposed Waivers"); and

         WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company; and

ATMAIN02 Doc:189514_3                    2                        Nextel 2004

         WHEREAS, the Company has delivered, or caused to be delivered, to the Trustee, an Opinion of Counsel stating that this Supplemental Indenture complies with the requirements of the Indenture;

         NOW, THEREFORE, the Company hereby covenants and agrees with the Trustee for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                ARTICLE 1
               WAIVERS OF CERTAIN PROVISIONS OF INDENTURE

         Section 1.01. Waiver of Compliance with Certain Provisions of the Indenture in Connection With the Clearnet Transfer. Subject to Section 3.01 hereof, compliance by the Company with Section 1009 of the Indenture
(including clause (iv) of the first paragraph thereof), to the extent that such Section would apply to limit the ability of the Company to transfer all of the capital stock of Clearnet that is held directly by the Company on the date hereof to McCaw International, Ltd. ("MIL"), a wholly owned Unrestricted Subsidiary of the Company, or to any direct or indirect wholly owned subsidiary of MIL that is designated by MIL as the intended recipient of such equity interest in Clearnet, is hereby waived. As a result of such waiver, any such transfer shall not be deemed a Restricted Payment under Section 1009 of the Indenture.

                                ARTICLE 2
              AMENDMENTS TO CERTAIN PROVISIONS OF INDENTURE

         Section 2.01. Amendment of Certain Sections of the Indenture. Subject to Section 3.01 hereof, the Indenture is hereby amended in the following respects:

          (a) The definition of "Credit Facility" contained in Section 101 of the Indenture is hereby amended to read in its entirety as follows:

                 "'Credit Facility' means any credit facility (whether a term or revolving type) of the type customarily entered into with banks, between the Company and/or any of its Restricted Subsidiaries, on the one hand, and any banks or other lenders, on the other hand (and any renewals, refundings, extensions or replacements of any such credit facility), which credit facility is designated by the Company as a "Credit Facility" for purposes of this Indenture, to the extent that the aggregate principal balance of Debt that is Incurred and outstanding under all Credit Facilities at any time does not exceed $1,905,000,000."


ATMAIN02 Doc:189514_3                   2                          Nextel 2004

          (b) The definition of "Incur" contained in Section 101 of the Indenture is hereby amended to read in its entirety as follows:

                 "'Incur' means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that the accretion of original issue discount on Debt shall not be deemed to be an Incurrence of Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary."

          (c) The definition of "Investment" contained in Section 101 of the Indenture is hereby amended to read in its entirety as follows:

                 "'Investment' by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person; provided that a transaction will not be an Investment to the extent it involves (i) an Asset Disposition, (ii) the issuance or sale by the Company of its Capital Stock (other than Disqualified Stock), including options, warrants or other rights to acquire such Capital Stock (other than Disqualified Stock) or (iii) a transfer, assignment or contribution by the Company of shares of Capital Stock (or any options, warrants or rights to acquire Capital Stock), or all or substantially all of the assets of, any Unrestricted Subsidiary of the Company to another Unrestricted Subsidiary of the Company."

          (d) The definitions of "Motorola Agreements" and "Northern Telecom Agreements" contained in Section 101 of the Indenture are hereby deleted, and the phrase "a Motorola Agreement or a Northern Telecom Agreement" contained in clause (iii) of the definition of "Permitted Lien" is hereby

ATMAIN02 Doc:189514_3                   3                        Nextel 2004
    deleted and replaced with the phrase "a Vendor Financing Agreement."

          (e) The definition of "Permitted Debt" contained in Section 101 of the Indenture is hereby amended to read in its entirety as follows:

                 "'Permitted Debt' means (i) any Debt Incurred under a Vendor Financing Agreement; (ii) (A) any other Debt (including Guarantees thereof) outstanding on February 15, 1994 (including Debt represented by the Securities and the Senior Redeemable Discount Notes due 2003 issued by NEXTEL Communications, Inc.), (B) any Debt (including Guarantees thereof) of OneComm Corporation and its Subsidiaries outstanding on July 28, 1995 (including the OneComm Notes), and (C) any Debt (including Guarantees thereof) of Dial Page, Inc. and its Subsidiaries outstanding on January 30, 1996 (including the Dial Call Notes), and any accretions of original issue discount and accruals of interest with respect to any Debt described in this clause (ii) and with respect to any refinancings of such Debt; (iii) any Debt (other than Debt described in clause (i) or (ii) above) that does not, at any time outstanding, exceed $5.00 per POP, if the net proceeds of such Debt are invested exclusively in the telecommunications business (including related activities and services) conducted by the Company and its Restricted Subsidiaries, including related capital expenditure and working capital requirements; (iv) any Debt outstanding under a Credit Facility; and (v) renewals, refundings or extensions of any Debt referred to in clause (ii) above or Incurred pursuant to the provisions of Section 1008, plus (A) the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, refunding or extension and (B) such other fees and expenses of the Company reasonably incurred in connection with the renewal, refunding or extension, provided that such renewal, refunding or extension shall constitute Permitted Debt only (a) to the extent that it does not result in an increase in the aggregate principal amount (or, if such Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, in an amount not greater than such lesser amount) of such Debt (except as permitted by clause
          (A) or (B) above), (b) to the extent such renewed, refunded or extended Debt does not require the payment of all or a portion of the principal thereof (whether pursuant to repurchase, redemption, repayment, defeasance, retirement, sinking fund payment, payment at stated maturity or otherwise) prior to the final stated maturity of the Debt being renewed, refunded or extended and (c) if the Debt to be so renewed, refunded or extended is Debt of the Company that is subordinate in right of payment to the

ATMAIN02 Doc:189514_3                    4                      Nextel 2004

          Securities, then the new Debt is subordinated in right of payment to the Securities on subordination terms no less favorable to the Holders of the Securities in their capacities as such than the subordination terms (or other arrangement) applicable to the Debt to be renewed, refunded or extended; provided, however, that in no event shall the aggregate amount of Debt that is Incurred and outstanding under clauses (i), (iii) and (iv) at any time exceed $1,910,000,000; provided further, however, that no Debt that is represented by unsecured notes originally issued by the Company on or after June 1, 1997 and ranking pari passu with the Securities ("New Notes") shall be Incurred under clause (iii) above, unless the amount of Debt represented by the issue of New Notes could have been Incurred, on or after June 1, 1997, pursuant to the provisions of Section 1008."

          (f) The definition of "Vendor Financing Debt" contained in Section 101 of the Indenture is hereby amended to read in its entirety as follows:

                 "'Vendor Financing Debt' means any Debt owed to (i) a vendor or supplier of any property or materials used by the Company or its Restricted Subsidiaries in their telecommunications business, (ii) any Affiliate of such a vendor or supplier, (iii) any assignee of such a vendor, supplier or Affiliate of such a vendor or supplier, or
          (iv) a bank or other financial institution that has financed or refinanced the purchase of such property or materials from such a vendor, supplier, Affiliate of such a vendor or supplier or assignee of such a vendor or supplier; provided that the aggregate amount of such Debt does not exceed the sum of (w) the purchase price of such property or materials (including transportation, installation, warranty and testing charges, as well as applicable taxes paid, in respect of such property or materials), (x) the cost of design, development, site acquisition and construction, (y) any interest or other financing costs accruing or otherwise payable in respect of the foregoing, and (z) the cost of any services provided by such vendor, supplier or Affiliate of such vendor or supplier."

          (g) Section 101 of the Indenture is hereby amended to add the following definitions at the appropriate places in such section:

                 "'Consolidated Interest Expense' of any Person means, for any period, the aggregate interest expense and fees and other financing costs in respect of Debt (including amortization of original issue discount and non-cash interest payments and accruals), the interest component in respect of Capital Lease Obligations and any deferred payment obligations of such Person and its Subsidiaries, determined on a consolidated basis in

ATMAIN02 DOC:189514_3                   5                         Nextel 2004
          accordance with generally accepted accounting principles and all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs (including amortizations of discounts) associated with interest rate swap and similar agreements and with foreign currency hedge, exchange and similar agreements and the amount of dividends paid in respect of Disqualified Stock."

                 "'Directed Investment' by the Company or any of its Restricted Subsidiaries means any Investment for which the cash or property used for such Investment is received by the Company from the issuance and sale (other than to a Restricted Subsidiary) on or after June 1, 1997 of shares of its Capital Stock (other than Disqualified Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock) designated by the Board of Directors as a "Directed Investment" to be used for one or more specified investments in the telecommunications business (including related activities and services) and is so designated and used at any time within 365 days after the receipt thereof; provided that the aggregate amount of any such Directed Investments may not at any time exceed fifty percent (50%) of the aggregate amount of such cash or property received by the Company on or after June 1, 1997 from any such issuance and sale or capital contribution; and provided, further, that any proceeds from any such issuance or sale may not be used for such an investment if such proceeds were, prior to being designated for use as a Directed Investment, (x) used to make a Restricted Payment or (y) used as the basis for the Incurrence of Debt under clause (i) of Section 1008 unless and until the amount of any such Debt (I) is treated as newly issued Debt and could be Incurred in accordance with clause (ii) of Section 1008 or (II) has been repaid or refinanced with the proceeds of Debt Incurred in accordance with clause (ii) of Section 1008 or with the proceeds of Permitted Debt or (III) has otherwise been repaid and, in the circumstances described in clauses (I) and (II), the Company delivers to the Trustee a certificate confirming that the requirements of such clauses have been met."

                 "'First Tranche Option' means the option, exercisable on or before 6:00 p.m. local time in New York, New York on July 28, 1997 by Digital Radio, L.L.C., for the purchase of an aggregate of up to 15,000,000 shares of common stock of the Company (as such number may be adjusted pursuant to the terms of the option) at an exercise price of $15.50 per share (as such price may be adjusted pursuant to the terms of the option), granted by the Company under the Option Agreement (First Tranche) by and between Digital Radio, L.L.C. and the Company, dated as of July 28, 1995."

ATMAIN02 Doc:189514_3                     6                        Nextel 2004

                 "'Operating Cash Flow to Consolidated Interest Expense Ratio' means, as at any date of determination, the ratio of (i) the Operating Cash Flow of the Company for the most recently completed fiscal quarter of the Company to (ii) the Consolidated Interest Expense of the Company and its Restricted Subsidiaries for the most recently completed fiscal quarter of the Company."

                 "'Replacement Option' means the option to purchase 25,000,000 shares of common stock of the Company, originally issued to an affiliate of Craig O. McCaw, exercisable at any time through July 28, 1998, as described in the Company's Consent Solicitation Statement dated April 14, 1997, as amended or supplemented through the date of the Third Supplemental Indenture hereto."

                 "'Vendor Financing Agreement' means any agreement pursuant to which the Company or any of its Restricted Subsidiaries incurs, or may incur, Vendor Financing Debt (including any renewals, refinancings, extensions or replacements of such Vendor Financing
          Debt), to the extent that the aggregate principal balance of Vendor Financing Debt that is Incurred and outstanding under all Vendor Financing Agreements at any time does not exceed $850,000,000."

          (h) All references to "Consolidated Debt to Annualized
    Operating Cash Flow Ratio" contained in the definition of "Operating Cash Flow" in Section 101 of the Indenture are hereby deleted and replaced with the term "Operating Cash Flow to Consolidated Interest Expense Ratio."

          (i) The first paragraph of Section 801 of the Indenture is hereby amended by adding the following proviso at the end of such paragraph:

                 "provided, however, that the foregoing requirements shall not apply to any transaction or series of transactions involving the sale, assignment, conveyance, transfer, lease or other disposition of the properties and assets substantially as an entirety by any Wholly Owned Restricted Subsidiary to any other Wholly Owned Restricted Subsidiary, or the merger or consolidation of any Wholly Owned Restricted Subsidiary with or into any other Wholly Owned Restricted Subsidiary."

          (j) The text of Section 1008 of the Indenture is hereby deleted and amended to read in its entirety as follows:

                 "The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt (including Acquired Debt), other than Permitted Debt, unless, (i) with respect to Debt Incurred on or prior to December 31, 1999, the Debt so Incurred is in an aggregate amount that does not exceed the multiples

ATMAIN02 Doc:189514_3                 7                           Nextel 2004
          specified below of the aggregate amount of net cash proceeds received by the Company during the applicable time periods specified below from the issuance and sale (other than to a Subsidiary) of shares of its Capital Stock (other than Disqualified Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock), other than (x) proceeds received by the Company pursuant to (I) the exercise of the First Tranche Option,
          (II) the sale (but not the exercise) of the  Replacement Option,  or
          (III) the purchase of shares of Capital Stock by holders of the Securities and the holders of each other Issue of Notes (as defined in the Company's Consent Solicitation Statement, dated April 14, 1997 and as amended or supplemented through the date of the Third Supplemental Indenture hereto) in exchange for the consent payment made to such holders as consideration for such holders providing their consent to the Proposed Amendments and the Proposed Waivers contained in the Third Supplemental Indenture, (y) proceeds applied for use as a Directed Investment (unless such designation has been revoked by the Board of Directors and the Company either abandons its plans to make such Investment or is able to make such Investment pursuant to Section 1009 (other than as a Directed Investment)) and
          (z) proceeds which have been included in the computation of the amounts available for Restricted Payments pursuant to Section 1009(c)(ii) of this Indenture, to the extent the inclusion thereof was necessary to allow a subsequent Restricted Payment to be made; and (ii) with respect to Debt Incurred on or after January 1, 2000, on the date of such Incurrence, after giving effect to the Incurrence of such Debt (or Acquired Debt) and the receipt and application of the net proceeds thereof (and, if the net proceeds of such new Debt are used to acquire a Person that becomes a Restricted Subsidiary or an operating business of the Company or a Restricted Subsidiary, to all terms of such acquisition) on a pro forma basis, the Operating Cash Flow to Consolidated Interest Expense Ratio would equal or exceed (x) 1.75 to 1 for the period from January 1, 2000 through June 30, 2000, (y) 2.0 to 1 for the period from July 1, 2000 through December 31, 2000, and (z) 2.25 to 1 for the period on and after January 1, 2001; provided, however, that for purposes of calculating the Debt that may be Incurred under either of the foregoing clauses
          (i) or (ii), the amount of any accretions of original issue discount and accruals of interest (to the extent not overdue for payment) with respect to any Debt so Incurred shall be excluded from the determination of the amount of Debt that may be Incurred pursuant to such calculations. The multiples of net cash proceeds applicable for purposes of clause (i) shall be as follows for the following specified time periods:

ATMAIN02 Doc:189514_3                    8                         Nextel 2004

                                                    Multiple of
         Period during which net cash               net cash
         proceeds are received                      proceeds

         June 1, 1997 through March 31, 1998           2.25

         April 1, 1998 through December 31, 1998       2.00

         January 1, 1999 through December 31, 1999     1.75


          (k) The first paragraph of Section 1009 of the Indenture is hereby amended by deleting clause (b) in its entirety and replacing it with the following:

                 "(b) after giving effect, on a pro forma basis, to such Restricted Payment and the Incurrence of any Debt the net proceeds of which are used to finance such Restricted Payment, then, in the case of any Restricted Payment described in clause (i), (ii) or (iii) above, the Consolidated Debt to Annualized Operating Cash Flow
          Ratio would not have exceeded 5.0 to 1 and, in the case of any Restricted Payment described in clause (iv) above, the Company would be permitted under this Indenture to Incur at least $1 of additional Debt, other than Permitted Debt; and"

          (l) The first paragraph of Section 1009 of the Indenture is hereby amended by deleting clause (c) in its entirety and replacing it with the following:

                 "(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made on or after the date of this Indenture shall not exceed (1) 50% of the Consolidated Net Income (or, in the case of a Consolidated Net Loss, minus 100% of such deficit) of the Company for the period (taken as one accounting period) from April 1, 1994 to the last day of the last fiscal quarter preceding the date of the proposed Restricted Payment, plus (2) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of
          Directors,   whose good faith determination  shall be conclusive and
          evidenced by a Board Resolution), received by the Company from the issuance and sale (other than to a Restricted Subsidiary) on or after the date of this Indenture of shares of its Capital Stock (other than Disqualified Stock), or any options, warrants or other rights to purchase such Capital Stock (other than

ATMAIN02 Doc:189514_3                 9                            Nextel 2004

          Disqualified Stock), other than (x) (except for purposes of determining whether an Investment under clause (iv) above is permitted) shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof) issued or sold in the PowerFone Merger, Questar/AMI Share Exchanges, Motorola Business Acquisition and NTT transactions described in the Prospectus under "Recent
          Developments," and (y) shares of Capital Stock or options, warrants or other rights to purchase Capital Stock (or shares issuable upon exercise thereof), the proceeds of the issuance of which is used to make a Directed Investment (unless such designation has been revoked by the Board of Directors and the Company is able to make such Investment pursuant to Section 1009 (other than as a Directed Investment)), plus (3) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination shall be conclusive and evidenced by a Board Resolution), received by the Company from the issuance or sale (other than to a Restricted Subsidiary) on or after the date of this Indenture of any Capital Stock of the Company (other than Disqualified Stock), or any options, warrants or other rights to purchase such Capital Stock (other than Disqualified Stock), upon the conversion of, or exchange for, Debt of the Company or a Restricted Subsidiary."

          (m) The first sentence of the second paragraph of Section 1009 of the Indenture is hereby amended to read in its entirety as follows:

                 "The foregoing limitations in this Section 1009 do not limit or restrict the making of any Permitted Distribution, Permitted Investment or Directed Investment, and none of a Permitted Distribution, Permitted Investment or Directed Investment shall be counted as a Restricted Payment for purposes of clause (c) above."

          (n) The sixth paragraph of Section 1010 of the Indenture is hereby amended to read in its entirety as follows:

                 "The Board of Directors, from time to time, may designate any Person that is about to become a Subsidiary of the Company as an Unrestricted Subsidiary, and may designate any newly-created Subsidiary as an Unrestricted Subsidiary, if at the time such Subsidiary is created it contains no assets (other than such de minimis amount of assets then required by law for the formation of corporations) and no Debt. Subsidiaries of the Company that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries shall be deemed to be Restricted Subsidiaries. Notwithstanding any provisions of this Section 1010, all Subsidiaries of a

ATMAIN02 Doc:189514                      10                       Nextel 2004

          Restricted Subsidiary shall be Restricted Subsidiaries and all Subsidiaries of an Unrestricted Subsidiary shall be Unrestricted Subsidiaries. The Board of Directors shall not change the designation of a Subsidiary of the Company more than twice in any period of five years."


                                    ARTICLE 3
                                SUNDRY PROVISIONS

         Section 3.01. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby; provided, however, that Sections 1.01 and 2.01 hereof shall become operative upon the satisfaction (or waiver by the Company) of all of the conditions (including, without limitation, the General Conditions) described and defined in the Consent Solicitation Statement, dated April 14, 1997 and as amended or supplemented through the date hereof, that was provided to Holders of Securities in connection with the Company's solicitation of consents by such Holders to the Proposed Waivers and the Proposed Amendments.

         Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

         Section 3.03. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

         Section 3.04. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         Section 3.05. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under such Act to be part of and govern any provision of this Supplemental Indenture, the provision of such Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

         Section 3.06. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the

ATMAIN02 Doc:189514_3                   11                        Nextel 2004
remaining provisions shall not in any way be affected or impaired thereby.

         Section 3.07. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         Section 3.08. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 3.09. Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

         Section 3.10. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

         Section 3.11. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

         Section 3.12. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

         Section 3.13. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

         Section 3.14. Counterparts. This Supplemental Indenture may be executed in counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

ATMAIN02 Doc:189514_3                  12                       Nextel 2004

         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date and year first above written.


                                        NEXTEL COMMUNICATIONS, INC.


                                        By:    /s/Thomas J. Sidman
                                        Title: Vice President


Attest: /s/ Thomas D. Hickey
Title:  Assistant Secretary



                                        THE BANK OF NEW YORK,
                                        as Trustee

                                        By:     /s/ Marie E. Trimboli
                                        Title:  Assistant Treasurer
Attest: /s/ Paul Schmazel
Title:  Assistant Vice President


ATMAIN02 Doc:189514_3                 13                          Nextel 2004